Exhibit 35.2

Navient Solutions, LLC – Master Servicer
13865 Sunrise Valley Drive
Herndon, VA 20171
Attention: Troy Standish

Pursuant to the Master Terms Agreement, dated as of May 7, 2024 (the “MTA”), by and between Higher Education Loan Authority of the State of Missouri (“MOHELA”) and Navient Solutions, LLC (“Navient”), and those certain subservicing agreements entered into pursuant to and in connection with the MTA, each dated as of July 1, 2024 and by and between MOHELA and Navient (collectively, the “Subservicing Agreements”), the undersigned hereby certiﬁes that (a) a review of MOHELA’s activities during the period from July 1, 2024 through December 31, 2024 and of its performance under the Subservicing Agreements during such period has been made under my supervision; and (b) to the best of my knowledge, based on such review, MOHELA has fulﬁlled all of its obligations under the Subservicing Agreements, in all material respects, during such period.

/s/ Paul Mosquera
Paul Mosquera, Chief Compliance Officer

Higher Education Loan Authority of the State of Missouri (MOHELA)